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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT, dated as of this 1st day of July, 1999, by and between GETTY IMAGES, INC., a Delaware corporation (the "Company"), whose principal Employee offices are located at 2101 Fourth Avenue, Suite 500, Seattle, WA 98121 and CHRISTOPHER ROLING, an individual residing at 5401 NE 85th Street, Seattle, WA 98115 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Employee is presently serving as Chief Financial Officer of Getty Images, Inc. and currently resides in London. Effective July 1, 1999 the Employee agrees to perform these duties in Seattle, Washington and will then reside in Washington; and

                  WHEREAS, both parties desire that the terms and conditions of the Employee's employment with the Company be governed by the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                  1.       EMPLOYMENT AND DUTIES.

                  (a) General. The Company hereby employs the Employee, effective as of the date hereof (the "Effective Date"), and the Employee's period of continuous employment for statutory purposes began on December 15, 1998, and the Employee agrees upon the terms and conditions herein set forth to serve, as Chief Financial Officer of the Company and shall perform all duties customarily appurtenant to such position. In such capacity, the Employee shall report directly to Jonathan Klein, the Chief Executive Officer, or to such other person designated by the Board of Directors of the Company. The Employee's principal place of business shall be 2101 Fourth Avenue, Suite 500, Seattle, Washington 98121 or such other address as the Company may specify from time to time.

                  (b) Services and Duties. For so long as the Employee is employed by the Company, the Employee shall devote his full business time to the performance of his duties hereunder; shall faithfully serve the Company; shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by Jonathan Klein, or such other person designated by the Board of Directors of the Company; and shall use his best efforts to promote and serve the interests of the Company.

                  (c) No Other Employment. For so long as the Employee is employed by the Company, he shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior approval of Jonathan Klein, or such other person designated by the Board of Directors of the Company. No such approval


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will be required if the Employee seeks to perform inconsequential services without direct compensation therefore in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 6 hereof.

                  2. TERM OF EMPLOYMENT. The term of the Employee's employment under this Agreement (the "Term") shall commence on the Effective Date and continue until it is terminated by either party giving the other at least six months' written notice; provided, however, that in no event may a non-renewal notice be given prior to July 1, 2000; and provided further, however, that, in any event, the Term shall not extend beyond the last day of the month in which the Employee attains age 65.

                  3. COMPENSATION AND OTHER BENEFITS. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for all services rendered hereunder and the covenants contained in Section 6 hereof:

                  (a) Salary. The Company shall pay to the Executive an annual salary (the "Salary") at the initial rate of Two Hundred Twenty Thousand and Fifty Dollars ($220,050.00), payable to the Employee in accordance with the normal payroll practices of the Company for its employees as are in effect from time to time. In addition, the Employee shall receive an annual foreign service premium of ten percent of the salary and an annual accommodation adjustment of Forty Eight Thousand Dollars ($48,000.00), payable as part of the normal payroll practices. The foreign service premium and the accommodation adjustment mentioned above are the net amounts that will be received by the Employee. The company will be responsible for any tax due on these amounts. The amount of the Employee's Salary shall be reviewed annually by the Board on or about July 1 of each year during the Term beginning in the 2000 calendar year and may be increased on the basis of such review and then-current market practices, but not decreased below such amount.

                  (b) Annual Bonus. The Employee shall be eligible for 1999 and each calendar year thereafter that begins during his employment to participate in an annual incentive bonus program established by the Company, in accordance with the policies of the Company, its subsidiaries and affiliates (hereinafter, collectively the "Group") and subject to such terms and conditions as may be approved annually by the Company. Under the terms of the annual incentive bonus program, the Employee will be afforded the opportunity to earn up to a maximum of sixty percent (60%) of his Salary (the "Bonus") and a minimum of twenty percent (20%) in effect for the applicable calendar year, subject to the achievement of the performance targets established by the Company for that year, to be paid on a pro-rata basis in the event that the Employee is employed for less than a full calendar year (for purposes of determining the 1999 bonus, the Employee shall be deemed to have commenced employment as of January 1, 1999).

                  (c) Relocation Expenses. The Company shall pay to the Employee all


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reasonable temporary housing expenses and moving expenses including: shipping of personal and household effects and insurance for such effects; storage charges for up to three (3) years; temporary accommodations for the Employee and his family in Seattle for up to six 6 weeks; discounted business class flights for the Employee and his family for initial move from London to Seattle; transport and flights from Seattle to London for Employee and his family twice annually (home visits); and a one time relocation allowance of Twenty Five Thousand Three Hundred Ninety Dollars ($25,390.00) (six weeks salary) to cover miscellaneous relocation expenses. Appendix A describes the relocation policy, expenses and additional benefits to be paid in greater detail.

                  (d) Tax. The Company shall reimburse to the Employee costs associated with the preparation of his annual US and UK personal tax returns by PriceWaterhouseCoopers (not to exceed Twenty Five Hundred Dollars ($2,500.00) per year).

                  (e) Expenses. The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with his employment hereunder in accordance with Group. Such expenses shall be paid upon the periodic submission of invoices and shall be paid reasonably promptly after the date of such invoice. The reimbursement of expenses under this Section 3(c) shall be subject to the Employee's providing the Company with such documentation of the expenses as the Company may from time to time reasonably request in accordance with the policies of the Group.

                  (f) Pension, Welfare and Fringe Benefits. During the Term, the Employee shall be eligible to participate in the Company's pension, medical, disability insurance plans applicable to Employees of the Company in accordance with the terms of such plans as in effect from time to time. In addition, during the Term, the Company shall maintain a life insurance policy on the life of the Employee for the benefit of the Employee's estate providing a benefit equal to the greater of (i) Seven Hundred Fifty Thousand Dollars ($750,000.00) or (ii) four (4) times the Employee's Salary (and maximum Bonus). The Employee shall also be provided with a car allowance and free parking at the place of employment. Appendix A describes additional paid fringe benefits in greater detail.

                  (g) Long-Term Incentive Program. During the Term, the Employee shall participate in all long-term incentive plans and programs of the Group that are applicable to its senior Employees in accordance with their terms and in a manner consistent with his position with the Company.

                  (h) Holidays. In addition to the usual public and bank holidays, the Employee shall be entitled to twenty (25) days paid vacation annually, which shall be taken at such times as are approved by the Company. The Employee shall be permitted to carry forward any portion of his vacation time for up to one year and, upon the expiration of such one (1) year period, the Employee shall be paid in lieu of such vacation days.


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                  (i) Options. Future annual share options will be granted under the rules of the Getty Images Stock Incentive Plan (or any subsequently amended plan) and are at the discretion of the CEO but will not be less than an annual grant amount of Fifteen Thousand (15,000) shares (or the minimum amount specified in a subsequently revised Getty Images Stock Incentive Plan if greater than Fifteen Thousand (15,000) shares per year). If there is a generally applicable award of options or restricted shares to senior executives of Getty Images other than the annual award of options, the Employee shall participate in such award(s) on terms consistent with Getty Images' then current practices and with awards made to other senior executives. In the event there is a Change in Control (defined as it is for purposes of the Option Plan), the vesting of the Options shall become immediately exercisable and the Employee shall be entitled to retain such options, for the remainder of their respective terms, as if he had remained an employee of the Company.

                  4. TERMINATION OF EMPLOYMENT. Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Employee's employment hereunder, and he shall have the right to resign, at any time for any reason or for no stated reason.

                  (a) Termination for Cause; Resignation Without Good Reason.
(i) If, prior to July 1, 2000, the Employee's employment is terminated by the Company for Cause or if the Employee resigns from his employment hereunder other than for Good Reason, he shall be entitled to payment of the pro rata portion of his Salary and accrued Bonus (for purposes of this Agreement, "accrued Bonus" shall be determined using the number of days in the applicable calendar year that the Employee was employed by the Company and the applicable performance criteria under the bonus plan, in each case through the date of termination or resignation) through and including the date of termination or resignation, as well as any unreimbursed expenses. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Employee shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

                  (ii) In addition, the Employee shall be entitled to retain the then-vested portion of his options to purchase shares of the Company's common stock until such options expire in accordance with their terms.

                  (iii) Termination for "Cause" shall mean termination of the Employee's employment with the Company because of (A) willful, material or persistently repeated non-performance of the Employee's duties to the Company (other than by reason of the incapacity of the Employee due to physical or mental illness) after notice by the Board of such failure and the Employee's non-performance and continued, willful, material or persistent repeated non-performance after such notice, (B) the indictment of the Employee for a felony offense, (C) fraud against the Group or any willful misconduct that brings the reputation of the Group into



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serious disrepute or causes the Employee to cease to be able to perform his duties, (D) any other material breach by the Employee of any material term of this Agreement, (E) the Employee files for personal bankruptcy under the United States Bankruptcy Code, or (F) the Employee is unable to perform his duties, by reason of disability, for a period of six (6) months or more.

                  (iv) Termination of the Employee's employment for Cause shall be communicated by delivery to the Employee of a written notice from the Company stating that the Employee has been terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by the Employee without Good Reason shall be the date specified in a written notice of resignation from the Employee to the Company. The Employee shall provide at least thirty (30) days' advance written notice of resignation without Good Reason.

                  (b) Involuntary Termination. (i) If, prior to July 1, 2000, the Company terminates the Employee's employment for any reason other than Cause or Employee resigns from his employment hereunder for Good Reason (collectively hereinafter referred to as an "Involuntary Termination"), the Company shall pay to the Employee his Salary and accrued Bonus up to and including the date of such Involuntary Termination, as well as any unreimbursed expenses. In addition, the Company shall continue to pay to the Employee as severance (the "Severance Payments") in accordance with the Company's normal payroll practices, his Salary, at the rate in effect immediately prior to such Involuntary Termination, through and including July 1, 2000. Additionally, if Employee elects and is then eligible, he is entitled to continued health insurance coverage ("COBRA benefits") effective the first of the month following his termination date and the Company agrees to pay for Employees' COBRA benefit premiums through July 1, 2000.

                  (ii) In addition, in the event of the Employee's Involuntary Termination prior to July 1, 2000, all of the Employee's then-outstanding options to purchase shares of the Company's common stock shall continue to vest until July 1, 2000. The Employee shall be entitled to retain the vested portion of his options as if he had remained an Employee until July 1, 2000.

                  (iii) Resignation for "Good Reason" shall mean resignation by Employee because of (A) an adverse and material change in the Employee's duties, titles or reporting responsibilities, (B) a material breach by the Company of any term of the Agreement, (C) a reduction in the Employee's Salary or bonus opportunity or the failure of the Company to pay the Employee any material amount of compensation when due, (D) the assignment to Employee of any material duties that are inconsistent with those described in Section 1 of this Agreement without the Employee's consent, or (E) the Company's requirement that Employee perform a substantial portion of his duties outside the Seattle, Washington metropolitan area, except for travel in furtherance of the Company's business. The Company shall have thirty (30) business days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company to the reasonable satisfaction of the


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Employee, such material breach shall no longer constitute Good Reason for purposes of this Agreement.

                  (iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Employee. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Employee to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in
Section 4(b)(iv) above has expired without the Company having corrected, to the reasonable satisfaction of the Employee, the event or events subject to cure.

                  (v) Anything in this Agreement to the contrary notwithstanding, no amounts shall be payable under this Section 4(b) if the Employee's employment with the Company ends, for any reason, on or after July 1, 2000.

                  5.       LIMITATION ON PAYMENTS.

                  Notwithstanding anything herein to the contrary, if any of the payments made hereunder would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payments to be made to the Employee were three times his "base amount" (as defined in Section 280G(b)(3) of the Code), less One Dollar ($1.00), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the base amount, less One Dollar ($1.00). The determinations to be made with respect to this Section 5 shall be made by an independent accounting firm of national standing (other than the Company's regular auditors). The accounting firm shall be paid by the Company for its services performed hereunder.

                  6.       PROTECTION OF THE COMPANY'S INTERESTS.

                  (a) No Competing Employment. For so long as the Employee is employed by the Company and for one (1) year thereafter (such period being referred to hereinafter as the "Restricted Period"), the Employee shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Group by providing any goods or services provided or under development by the Group at the effective date of the Employee's termination of employment under this Agreement; provided, however, that this Section 6(a) shall not proscribe the Employee's ownership, either directly or indirectly, of either less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc..


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                  (b) No Interference. During the Restricted Period, the
Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Group or otherwise interfere with the relationship of the Group with, any key person or team who is employed by or otherwise engaged to perform services for the Group or any key person or team or entity who is, or was within the then most recent twelve-month period, a customer, client or supplier of the Group.

                  (c) Secrecy. The Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Group, the use or disclosure of which could cause the Group substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Employee covenants and agrees with the Company that he will not at any time, except in performance of the Employee's obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any confidential information that he may learn or has learned by reason of his association with the Group. The term "confidential information" means any information not previously disclosed to the public or to the trade by the Group with respect to the Company's, or any of its affiliates' or subsidiaries', products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Group's products), business plans, prospects or opportunities.

                  (d) Exclusive Property. The Employee confirms that all confidential information is and shall remain the exclusive property of the Group. All business records, papers and documents kept or made by the Employee relating to the business of the Group shall be and remain the property of the Group. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Employee shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by the Employee or coming into his possession concerning the business or affairs of the Group; provided, however, that subsequent to any such termination, the Company shall provide the Employee with copies (the cost of which shall be borne by the Employee) of any documents which are requested by the Employee and which the Employee has determined in good faith are (i) required to establish a defense to a claim that the Employee has not complied with his duties hereunder or (ii) necessary to the Employee in order to comply with applicable law.

                  (e) Assignment of Developments. All "Developments" (as defined below) that were or are at any time made, conceived or suggested by Employee, whether acting alone or in conjunction with others, during Employee's employment with the Group shall be the sole and absolute property of the Group, free of any reserved or other rights of any kind on the part of Employee. During Employee's employment and, if such Developments were made, conceived or suggested by Employee during his employment with the Group, thereafter,


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Employee shall promptly make full disclosure of any such Developments to the
Group and, at the Group's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Group to be necessary or desirable at any time in order to effect the full assignment to the Group of Employee's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Group of which Employee is as of the date of this Agreement aware or of which Employee becomes aware at any time during the Term, excluding any Development for which no equipment, supplies, facilities or confidential information of the Group was used and which was developed entirely on Employee's own time, unless (i) the Development relates directly to the business of the Group, (ii) the Development relates to actual or demonstrably anticipated research or development of the Group, or (iii) the Development results from any work performed by Employee for the Group (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

                  (f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. Without intending to limit the remedies available to the Employee, the Employee shall be entitled to seek specific performance of the Company's obligations under this Agreement.

                  7.       GENERAL PROVISIONS.

                  (a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Employee shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company; provided, however, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Employee under applicable bankruptcy laws by virtue of the Employee's status as an employee of the Company.

                  (b) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Employee covenants and agrees that he shall not be entitled to any other form


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of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company's regular severance policies, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Employee unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.

                  (c) Tax Withholding. Payments to the Employee of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding.

                  (d) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

                  (i)   To the Company:            Getty Images, Inc.
                                                   2101 Fourth Avenue
                                                   Suite 500
                                                   Seattle, Washington 98121

                  (ii)  To the Employee:           Christopher Roling
                                                   5401 NE 85th Street
                                                   Seattle, WA  98115


or to such other persons or other addresses as either party may specify to the other in writing.

                  (e) Representation by the Employee. The Employee represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Employee is a party, or any decree, judgment or order to which the Employee is subject, and that this Agreement constitutes a valid and binding obligation of the Employee in accordance with its terms. Breach of this representation will render all of the Company's obligations under this Agreement void ab initio.

                  (f) Limited Waiver. The waiver by the Company or the Employee of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

                  (g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff




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by the Employee in respect of any claim, debt, obligation or similar process.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (h) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of the Employee and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the Company pursuant to authority granted by a resolution duly adopted by the Board; provided, however, that by resolution duly adopted in accordance with this Section 7(h), the Board may delegate its responsibilities hereunder to one or more of its members other than the Employee.

                  (i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).

                  (k) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

                  (l) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

                  (m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

                  (n) Disciplinary and Grievance Procedures. For statutory purposes, there is no formal disciplinary procedure in relation to the Employee's employment. The Employee shall be expected to maintain the highest standards of integrity and behavior. If the Employee has any grievance in relation to his employment or is not satisfied with any disciplinary procedure taken in relation to him, he may apply in writing within 14 days of that decision to the Board, whose decision shall be final. The foregoing shall not be construed, however, to limit the Employee's remedies at law or otherwise.



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                  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.



                                    GETTY IMAGES, INC.


                                    By: ______________________________________
                                    Name:          Jonathan D. Klein
                                    Title:       Chief Executive Officer


                                    EMPLOYEE

                                    By: ______________________________________
                                                   Christopher Roling





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                                   APPENDIX A


Recommended Policies for relocation of Christopher Roling from London to Seattle


OVERALL PRINCIPLES

1. Christopher Roling is viewed as an expatriate on assignment for three years.
2. Family includes spouse or partner, dependent children under 18 and other persons living with or supported by the employee.
3. No consideration is made for loss of employee's spouse or partner's income.
4. Aim is to provide equivalent purchasing power abroad to at least maintain home lifestyle.

All annual allowances or payments will apply to Christopher Roling for three years.


RELOCATION

1. Getty Images will pay on production of invoices all reasonable relocation and related insurance expenses for sea freight and up to the following limits for airfreight (available for immediate needs ) (anything over (pound)8,000 is taxable to the employee). 200kg by air for the employee 150kg by air for the spouse 100kg by air for each additional person
2. All storage charges will be paid by Getty Images for three years.
3. Hotel costs for employee and family in Seattle will be paid until longer term accommodation (rental or purchase) is secured. Typically 6 weeks maximum.
4. Discounted business class flights are paid for employee and family for initial move from London to Seattle.
5. A one off general relocation allowance is paid of 6 weeks salary to cover electrical goods, curtains and other goods that will need to be purchased.


REMUNERATION

1. Total remuneration is split between home and host currency as instructed by expatriate.
2. Professional help with tax advice and tax returns is paid for by Getty
   Images.
3. A Foreign Service Premium of 10% of base salary is paid to all expatriates for the duration of the assignment. The Foreign Service Premium is paid gross so that the employee gets a net 10% benefit as a result of moving to Seattle. The Premium will be paid monthly throughout the expatriate period and is in addition to any "normal" annual pay rise. It is also shown separately in the pay roll. Pension and bonuses will be calculated on the basic salary i.e. excluding the Foreign Service Premium.
4. No mobility premium is payable on moving.
5. A Goods and Services (cost of living) allowance linked to family size is paid per the ORC efficient purchaser indices table. (This is currently negative for London to Seattle but no deduction will be made).
6. No Hardship Allowances will be paid for Seattle.





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ACCOMMODATION

1. Housing Allowance will be loosely based on the ORC tables, expensive column, research with local real estate agents and management judgement (see individual sheets for estimates). This will be adjusted to enable the employee to receive the amount net assuming they will use this as payment towards the interest on a mortgage (after personal tax deductions and tax rebates)
2. No home housing offset will be made (i.e. no account will be taken of the accommodation arrangements in London).
3. Utility bills will be paid by Getty Images.
4. Real estate taxes will be paid by Getty Images over and above the accommodation allowances provided to each individual. (for purchase only)


OTHER BENEFITS

1. Equivalent Healthcare benefits will be provided either by additional coverage of home plan or by inclusion in local Seattle plan.
2. Any life assurance plans will be maintained from London.
3. Permanent Health Insurance and/or disability insurance will, where relevant, continue to be paid by the company.
4. All employees will continue their UK pension arrangements.
5. A car or cash in lieu of a car (cash equivalency of $570.00/month, $6,840.00/year) will be provided for Christopher Roling. In general, employees who choose to take a car instead of the cash will be responsible for arranging the leasing of the vehicle with the cost being borne by the company.
6. Two economy class home leave trips will be provided for the employee and their family annually. This will only be paid for flights to UK.
7. Holiday entitlement will not change.
8. No contribution will be made to children's education expenses.


REPATRIATION

1. Christopher Roling will be eligible to receive reimbursement for repatriation costs to UK, equivalent to relocation costs outlined above, throughout the first three years, on resignation at the host location or on termination by Getty Images.
2. No assistance will be given for purchase of a new home in the UK.


EXTENSION OF ASSIGNMENT

     Christopher Roling will migrate to a local package over his fourth year. YEAR 4
     Accommodation allowance, UK storage costs and utilities payments reduce to 50% of previous allowance. Health cover converts to local benefits package. UK NI no longer paid.
     Tax advice and tax returns still paid for Employee still eligible for reimbursement of repatriation costs.
     Vacation allowance remains the same
     Car arrangements remain the same


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     YEAR 5+
     Salaries will be aligned to local salaries using an appropriate benchmarking exercise. Employees lose their right to repatriation at the company's expense. Vacation allowance remains the same All other benefits are as for local employees.



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